Exhibit 10.8

THIS AMENDED AND RESTATED LICENSE AGREEMENT is made as of April 3, 2003 between:

(1)	Elan Pharmaceuticals, Inc., a Delaware corporation laving a place of business at 800 Gateway Blvd., San Francisco, California 94080;

(2)	IE Oncology Company Limited, an international business company incorporated under the, laws of Barbados and having its registered office at Bishop's Court Hill, St. Michael, Barbados; and

(3)
Inex Pharmaceuticals Corporation, a company duly amalgamated and validly existing under the laws of British Columbia and having its principal place of business at 100,8900 Glenlyon Parkway, Burnaby, British Columbia, Canada.

and acknowledged and agreed to by:

(1)	Elan Corporation, plc., a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland;

(2)	Elan Pharma International ltd. incorporated under the laws of Ireland, and -having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland; and

(3)	Inex International holdings Ltd., a Bermuda exempted limited liability company established under the laws of Bermuda with an office at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

RECITALS:

A.
Under that certain License Agreement dated April 27, 2001, EPIL (as defined below), .Elan Corp (as defined below) and Elan (as defined below) licensed to IE Oncology (as defined below) certain intellectual property owned, licensed or controlled by EPlf,, Elan Core or Elan (the "original License").

B.	The Original License was issued in connection with the formation of IE Oncology by the Original Parties (as defined below) for the purposes of development of certain oncology products.

C.
On or about December 28, 2001, Elan acquired TLC (as defined below), including the intellectual property formerly owned, licensed, or controlled by TLC and licensed to IE Oncology under the Original License.

D.
The Original Parties have agreed under a Termination Agreement, of even date herewith, to terminate their joint venture -relationship and for an Affiliate of Inex (as defined below) to acquire all shares of IE Oncology held by EIS (as defined below) and certain shareholder loans provided by EIS to IE Oncology.

E.	As part of the termination of the joint venture relationship, Elan, EPIL, Elan Corp, IE Oncology, Inex and IIH (as defined below) have agreed to amend and restate the Original License.

1	DEFINITIONS; INTERPRETATION

1.1	Definitions. In this Agreement unless the context otherwise requires:

"Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of Elan, IE Oncology, or any third party, as the case may be, excluding, in the case of Elan or any Affiliate of Elan, an Elan JV. For the purpose of this definition, (i) "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) IE Oncology shall not be an Affiliate of Elan or of any of Elan's Affiliates.

"Agreement" shall mean this amended and restated license agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

"Amended Effective Date" shall mean the date hereof.

"Confidential Information" shall have the meaning set forth in Clause 11.

"Original Effective Date" shall mean April 27, 200 1.

"EIS" shall mean Elan International Services, Ltd., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

"Elan" shall mean Elan Pharmaceuticals, Inc.

"Elan Corp" shall mean Elan Corporation, plc, a public limited company incorporated under the laws of Ireland.

"Elan Improvements" shall mean any and all improvements made to the Elan Patents and/or the Elan Know-How that are conceived, created, developed and/or otherwise invented by IE Oncology or its permitted sublicensees at any bane after the Amended Effective date.

"Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and the Elan Improvements.

“Elan JV” shall mean an entity that Elan and a third party (i) establish or have established, (ii) take shareholdings in or have a fight to take shareholdings in, and (iii)
grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

"Elan Know-How" shall mean the rights owned by or licensed to Elan to the specific scientific, pharmaceutical or technical information, data, discoveries, inventions (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to liposome technology, which is not generally known to the public.

"Elan License" shall have the meaning set forth in Clause 2.

"Elan Patents" shall mean the patents listed in Schedule 1, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, reexaminations, supplemental protection certificates, or extensions thereof and any foreign counterparts thereof (together, the "Supplemental Filings"), provided that nothing herein will require Elan to make any Supplemental Filings.

"Elan Third Party Agreements" shall mean the UBC Agreement, the Regents" Agreement and the NeXstar Agreement.

"EPIL" shall mean Elan Pharma International Limited, a private limited company incorporated under the laws of Ireland.

"Field" shall mean the use of vincristine sulfate in human therapeutics by administration of the products.

"FDA" shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the products in the United States of America.

"Force Majeure" shall mean causes beyond a party's reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, terrorism, or intervention of a Governmental Authority (including any RHA),

"Governmental Authority" shall mean all governmental and regulatory bodies, agencies, departments or entities that regulate, direct or control commercial and other related activities in a country of the Territory.

"IE Oncology" shall mean IE Oncology Company Limited, are international business company incorporated under the laws of Barbados, and having its registered office at Bishop's Court Hill, St. Michael, Barbados, and its Affiliates.

"IIH" shall mean Inex International Holdings Ltd., a Bermuda exempted limited liability company established under the laws of Bermuda with an office at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

“Inex” shall mean Inex Pharmaceuticals Corporation, a corporation duly amalgamate-d and validly existing under the laws of British Columbia and having its principal place of business at 100-8900 Glenlyon Park-way, Burnaby, British Columbia, Canada and its Affiliates.

"Infringement Claim" shall mean any claim or proceeding made against IE Oncology or Elan, as the case may be, alleging infringement or other unauthorized use of the proprietary rights of a third party arising from the exploitation of the Elan Intellectual property relating to the. manufacture, importation, use, offer for sale, sale, or other commercialization of the Products.

"Licensed Method" shall mean any process or method that is covered by the regents' Sublicense or the use or practice of which would constitute, but for the regents' Sublicense granted to IE Oncology herein pursuant to this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

"Liposome License" shall have the meaning set forth in Clause 2.1 (1).

"MHBV" shall mean Monksland Holdings, B.V., a Netherlands corporation and a wholly-owned subsidiary of Elan, Amssteldijk 166, Burgmeester Rijnderslaan 10, 1885 NC Amstelveen, the Netherlands.

"NeXstar Agreement" shall mean that certain agreement by and between NeXstar Pharmaceuticals and TLC, dated March 24, 1993.

“Original License” shall have the meaning set forth in Recital A.

"Original Parties" , shall mean Elan Corp, EPIL, TLC, EIS, Inex, IE Oncology, MHBV and IIH.

"Party" shall mean Elan, Inex, or IE Oncology, as the case may be, and "Parties" means Elan, Inex and IE Oncology.

"Products" shall mean vincristine sulfate liposomes.

“Regents’ Agreement” shall mean that certain Exclusive License Agreement for Liposome Technology by and between "FLC and The Regents of the University of California, made and effective as of 26 June 1990.

"Regents' Patent Rights" means all U.S. and foreign patents and patent applications; any reissues, reexaminations, extensions, continuations, and divisions, and continuations- in-part applications (to the extent that the claims in the continuation-in-part application are adequately supported in patent application serial no. 776,826); and any patents issuing thereon, based on any subject matter claimed in or covered by the following:

(i)
U.S. Patent Application serial no. 220,388 entitled "Improved Method for Loading Lipid-Like Vesicles with Drugs or Other Chemicals" tiled July 12, 1988 by Rolf Mehlhorn and assigned to The Regents of the University of California, a continuation application of U.S. Patent Application serial no. 776,826 filed September 17, 1985, now abandoned; and

(ii)
U.S. Patent Application serial no. 547,382 entitled “Improved Method for Loading Lipid-Like Vesicles with Drugs or Other Chemicals” filed July 3, 1990 by Rolf Mehlhorn and assigned to The Regents of the University of California, a continuation application of U.S. Patent Application serial no. 220,388 f led duly 12, 1988.

"Regents' Sublicense" shall have the meaning set forth in Clause 2.1(2).

"Regulatory Application" shall mean any regulatory application or any other application for Regulatory Approval for the Products, which IE Oncology or any Affiliate or sublicensee of IE Oncology files in the Territory, including any supplements or amendments thereto.

“Regulatory Approval" shall mean the final approval to market the Products in any country of the Territory, including pricing and reimbursement approval and any other approval which is required to launch the Products in the normal course of business..

"Relevant Event" shall have the meaning set forth in Clause 9-3.

"RHA" shall mean all relevant government health authorities (or successor agency thereof) in each country of the Territory whose approval is necessary to market the Products in the relevant country of the Territory.

"Term" shall have the meaning set forth in Clause 9.1.

"Territory" shall mean all the countries of the world.

"TLC" shall mean The Liposome Company, Inc., a corporation formerly incorporated under the laws of the State of Delaware, United States of America, and having its registered office at One Research way, Princeton, dew Jersey, United States of America.

"UBC Agreement" shall mean the University of British Columbia Research Project Agreement dated May 8, 1984, as amended effective May 8,1985, May 8, 1986, May 8, 1988 and May 8, 1991, between The University of British Columbia and TLC, which was assigned to Elan on December 28, 2001,

"United States Dollar", "Dollar", "$' and "US$" shall mean the lawful currency for the time being of the United States of America,

1.2	Interpretation. In this Agreement:

(i)	The singular includes the plural and vice versa, and the masculine includes the feminine and vice versa and the neuter includes the masculine and the feminine.

(ii)	Any reference to a Clause or Schedule shall, unless otherwise specifically provided, he to a Clause or Schedule of this Agreement.

(iii)	The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

1.3	This Agreement is amended and restated as of the Amended Effective Date.

2	LICENSES

2.1	Elan hereby grants to IE Oncology for the Term:

(1)
a paid up, exclusive license to the Elan Intellectual Property, excluding the Regents' Patent Rights, to develop, make, have made, import, use, offer for sale and sell the Products in the Meld in the Territory, subject to any contractual obligations that Elan may have and rights of third parties as of the Amended Effective Date with respect to the Elan Third Party Agreements (the "Liposome License"); and

(2)
subject to (i) a license granted to TLC in the Regents' Agreement; and (ii) the terms, conditions and limitations of the Regents' Agreement, a non-exclusive sublicense to the Regents' Patent Rights to make, have made, use, and sell the Products in the Field in the Territory and a non-exclusive sublicense to practice the Licensed Method, subject to any contractual obligations that Elan may have and rights of third parties as of the Amended Effective Date with respect to the Elan Third Party Agreements ("Regents' Sublicense")

(collectively, the Liposome License and Regents' Sublicense are referred to herein as the "Elan License"),

Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, no license is granted to use or otherwise exploit the Elan Intellectual Property outside of the Field.

2.2	Sublicensing by IE Oncology

(1)
Subject to the prior written consent of Elan, which shall not be unreasonably withheld or delayed and any required third party consent under the Elan Third Party Agreements, IE Oncology shall be entitled to grant sublicenses in respect of the Elan License to, as applicable, develop, make or have made, import, use, offer for sale and sell the Products in the Field in one or more countries of the Territory.

(2)
Any sublicense granted hereunder shall be pursuant to a written agreement, which agreement shall be subject to the written approval of Elan, such approval not to be unreasonably withheld or delayed, on the same terms mutatis mutandis as the tees of this Agreement insofar as they are applicable (``Sublicense Agreement"), but excluding the tight to grant a further sublicense., other than 'to Affiliates of a sublicensee.

(3)
Elan shall have the right to enforce the tees of any Sublicense Agreement relating to the intellectual property included in the Elan License and shall be named a third party beneficiary thereunder; provided, however that Elan will not be a party to, any Sublicense Agreements.

(4)
All Sublicense Agreements and all rights and licenses granted thereunder shall automatically terminate for the country or countries covered by the sublicense if this Agreement terminates, howsoever terminated.

(5)	IE Oncology and Inex shall remain jointly and severally liable and responsible for all acts and omissions of any sublicensee, as if they were acts and omissions by IE Oncology and Inex.

2.3
The Parties intend that the Elan License shall be deemed to be "intellectual property" as defined in Section 101(56) of the united States Bankruptcy Code, as amended the "Code"), and that this Agreement shall be governed by Section 365(n) of the Code in the event a bankruptcy or similar proceeding is commenced with respect to .Elan and that IE Oncology may elect not to terminate this Agreement in the event Elan or a bankruptcy trustee rejects this Agreement.

3	INTELLECTUAL PROPERTY

3.1	Ownership of Intellectual Property.

(1)	Elan owns and shall remain the owner of the Elan Intellectual Property.

3.2	Patent Prosecution and Maintenance.

(1)	Elan, at its sole discretion and expense, may:

(i)	secure the grant of any patent applications within the Elan Intellectual Property;

(ii)	file and prosecute patent applications on patentable inventions and discoveries relating to the same;

(iii)	defend all such applications against third party oppositions; and

(iv)	maintain in force any issued letters patent relating to the same.

(2)
IE Oncology shall, and shall cause its permitted sublicensces to, promptly notify Elan of any Elan Improvements. IE Oncology shall, and shall cause its permitted sublicensees to, fully cooperate with Elan, at Elan's expense, in perfecting Elan's ownership and other proprietary rights in respect of any of the Elan Improvements and shall execute and deliver to Elan any documents that Elan may reasonably require with respect thereto.

(3)
Elan will use reasonable efforts to keep IE Oncology informed of the course of any decision to abandon a pending or issued claim under the Elan Patents its any country or country in the Territory in which such Elan Patents are currently maintained.

3.3	Third Party Agreements.

(1)
During the term of this Agreement Elan may, in its sole discretion, continue to maintain or terminate, in whole or in part (including any rights or licenses granted to Elan thereunder) the Regents' Agreement. Elan will keep IE Oncology informed of any anticipated material change in status of the Regents' Agreement: that, to Elan's knowledge, would result in the Regents' Agreement or any portion thereof (including any license granted to Elan thereunder) being terminated.

(2)
If Elan decides, in its sole discretion, that it does not wish to continue to maintain the Regents' Agreement (or any portion thereof), then, ninety (90) days prior to voluntarily surrendering its rights under or terminating the Regents' Agreement, Elan will advise IE Oncology in writing of such decision and, at Elan's option, request that IE Oncology:

(i)
pursuant to a written agreement acceptable to both Elan and IE Oncology, undertake to perform all of (or the relevant portion of) Man's obligations thereunder on behalf of Elan, including payment of all amounts due under the Regents' Agreement, in which case the Regents' Agreement shall continue in full force and effect;

(ii)
pursuant to a written agreement acceptable to Elan, IE Oncology and The Regents of the University of California, take assignment of, or designate a nominee for the assignment of, the Regents' Agreement, subject to the consent of IE Oncology, The Regents of the University of California and any other required consent and upon such terms and conditions as Elan, IE Oncology (or its nominee) and The Regents of the University of California may agree; or

(iii)
negotiate in good faith with The Regents of the University of California to obtain a license, at IE Oncology's sole cost and expense, to the Regents' Patent Rights in the Field and Elan shall reasonably assist and cooperate with IE Oncology in obtaining such a license from The Regents of the University of California.

(3)
IE Oncology and Inex shall jointly and severally indemnify, defend and hold Elan and its Affiliates harmless against any and all actions, claims and proceedings (whether successful or otherwise), losses, responsibilities, damages; liabilities, injuries, costs and expenses, including reasonable attorneys' fees, arising out of the performance or breach of the obligations undertaken by IE Oncology pursuant to Clause 3.3(2)(1) and/or pursuant to an assignment of the Regents' Agreement to IE Oncology or its nominee pursuant to 3.3(2)(ii).

For the avoidance of doubt, Elan shall have no further responsibility under this Section 3.3 if, pursuant to Elan's election under Clause 3.3(2), IE Oncology (1) refuses to undertake Elan's obligations under the Regents' Agreement pursuant to Clause 3.3(2)(1) above; (ii) refuses to take assignment of, or designate a nominee for the assignment of, the Regents' Agreement pursuant to Clause 3.3(2)(1i); or (iii) is unable to negotiate a license with The Regents of the University of California under Section 3.3(2)(iii) above. Thereafter, the obligations of Elan under this Section 3.3 shall be deemed null and void and this Section 3.3 shall be of no further force and effect on the parties hereto.

3.4	Enforcement,

(1)
IE Oncology shall. promptly notify Elan In writing of any actual or alleged unauthorized use of the Elan Intellectual Property in the Field in the Territory by a third party of which it becomes aware and shall provide Elan with any available: evidence of such unauthorized use.

(2)
Elan shall have the right in its discretion, but not the obligation, to enforce for Elan's own benefit (including by agreement or by litigation) Elan's intellectual property rights under the Elan Intellectual Property. IE Oncology and Inex shall reasonably cooperate with Elan to enforce such rights, provided that IE Oncology and Inex shall be reimbursed for reasonable out-of-pocket expenses incurred in providing such cooperation. Elan shall advise IE Oncology and Inex of any such suit or proceedings that it may commence.

(3)
Should Elan decide not to enforce its rights under the Elan Intellectual Property against such unauthorized use in the Field, within a reasonable period, but in any event within 20 days after receiving written notice of such actual or alleged unauthorized use, IE Oncology may initiate such proceedings in IE Oncology's name, at IE Oncology's sole cost and expense and for IE Oncology's sole benefit. Elan will lend its name to such action on IE Oncology's behalf as necessary, unless Elan believes in good faith that such an action may be illegal, without merit or harmful to Elan's business strategy. IE Oncology shall advise Elan of any such suit or proceedings commenced by IE Oncology.

(4)
The Party bearing the cost of such action or proceeding shall be entitled to retain all proceeds of such action or proceeding, after reimbursement to the other Parties hereto of any reasonable out-of-pocket expenses (including reasonable attorneys' fees) that are incurred as a result of such other Party's participation in such action or proceeding.

3.5	Defense.

(1)
Each of IE Oncology and Elan shall promptly notify the other in writing of any claim or proceedings made against IE Oncology or Elate, as the case may be, alleging infringement or other unauthorized use of the proprietary rights of a third party arising from the exploitation of the Elan Intellectual Property, including the manufacture, importation, use, offer for sale, sale or other commercialization of the Products.

(2)
Subject to Clause 8.6, Elan shall have the right, but not the obligation, to take over the conduct and control of any Infringement Claim brought against Elan (."Step-In Right"); provided, however, that IE Oncology's and Inex's respective indemnify obligations under Clause 8.4 shall continue.

4	MANUFACTURING/EXPLOITATION

4.1
IE Oncology will be solely responsible for the development, manufacture, storage, handling, packaging, promotion, distribution., marketing and sale of the Products in each country of the Territory and for ensuring that all such activities are in strict compliance with all the legal and regulatory requirements of each country in the Territory (including, for the avoidance of doubt, all legal and regulatory requirements relating to patent marking).

4.2	All advertising, promotional materials and marketing and any costs and/or expenses associated therewith in respect of the Products shall be the sole responsibility of IE Oncology.

4.3
IE Oncology shall research, develop, make, have made, import, export, use, offer for sale and sell the Products in accordance with all statutes, regulations and requirements of the FDA and other RDAs, including without limitations, cGMP, cGLP, cGMP regulations.

4.4
For the avoidance of doubt, Elan shall have no responsibility of any nature whatsoever to carry out any work or activity of the kind described in this Clause 4 or any other work or activity whatsoever, otherwise than as expressly agreed in this Agreement.

5	REGULATORY APPROVALS

5.1
For the avoidance of doubt, IE Oncology shall have full responsibility for its dealings with the FDA and other RHAs relating to the Products and Elan shall have no responsibility of any nature relating thereto; provided, however, that IE Oncology shall promptly advise Elan of any notices or other communications relating to the safety of any Products.

5.2	Any and all Regulatory Applications filed by IE Oncology or its permitted sublicensees for the products shall be the property of IE Oncology.

For the avoidance of doubt, the costs and expenses in relation to any filings and/or proceedings made by IE Oncology to a Governmental Authority and the FLEA and other RHAs, including post approval studies required by such authorities in respect of the Products, and the maintenance of any approval relating thereto including Regulatory Approvals, shall be paid by IE Oncology.

6	INSURANCE

During the tern) of this Agreement and for a period of five years thereafter, IE Oncology shall maintain and shall cause its permitted sublicensees to maintain adequate comprehensive general liability insurance, including product liability insurance, on the Products.

7	FINANCIAL PROVISIONS

7. 1
Original License Fee. Elan confirms that at the Original Effective Date IE Oncology paid, in cash, to Elan Corp and certain of its Affiliates, a non-refundable license fee (the "Original License Fee"). The Parties confirm that the Original License Fee was not, and is not subject to future performance obligations of Elan to IE Oncology or Inex, and that other than the Original License Fee, which has been paid, no other fee, royalty or payment is payable by IE Oncology or any affiliate of IE Oncology to Elan or any Affiliate in respect of this Agreement.

7.2
Third Party Fees. IE Oncology and Inex shall be jointly and severally liable and responsible for royalties, milestones, or other payments, if any arising under the Elan Third Party Agreements from and after the Amended Effective Date as a result of the grant of rights under the Elan License hereunder and/or from the exercise of any of the rights granted under the Elan License, including without limitation, the process of the commercialization or other exploitation of Products.

8	REPRESENTATIONS AND WARRANTIES

8.1	Elan represents and warrants to IE Oncology and Inex, as of the Amended Effective Date, as follows:

(1)	with respect to the E1an Intellectual Property as it relates to the Products:

(i)	Elan has the right to grant the Liposome License;

(ii)	there are no agreements between Elan and any third party that conflict with the Liposome License;

(iii)	the patents and patent applications included in the Elan patents are free and clear of encumbrances and liens; and

(iv)
Elan has not received written notice of any third party claims or proceedings of infringement of such third party's intellectual property rights in connection with the Elan Intellectual Property in relation to the Field.

(2)	With respect to the Regents' Patent Rights as it relates to the products:

(i)	the Regents' Agreement is in good standing and in full force and effect;

(ii)	Elan has not granted any sublicenses to any third party under the Regents Patent Rights that conflict with the Regents' Sublicense; and

(iii)
Elan has not received written notice of any third party claims or proceedings of infringement of such third party's intellectual property rights in connection with the Regents' Agreement in relation to the Field.

8.2	IE Oncology represents and warrants to Elan as of the Amended Effective Date, as follows:

(1)	IE Oncology has the right to enter into this Agreement; and

(2)	there are no agreements between IE Oncology and any third party that conflict with this Agreement,

8.3	Inex represents and warrants to Elan as of the Amended Effective date, as follows:

(1)	Inex has the right to enter into this Agreement; and

(2)	there are no agreements between Inex and any third party that conflict with this Agreement.

8.4
IE Oncology and Inex shall jointly and severally indemnify, defend and hold Elan and its Affiliates harmless against any and all actions, claims and proceedings (whether successful or otherwise), losses, responsibilities, damages, liabilities, injuries, costs and expenses, including reasonable attorneys' fees, arising out of:

(1)
the research, testing, manufacture, transport, packaging, storage, handling, distribution, marketing, advertising, promotion or sale of the products by IE Oncology, or any of its Affiliates or sublicensees on behalf of IE Oncology;

(2)
any claims or proceedings made or brought against Elan on behalf of any persons seeking damages for personal injury (including death) and/or for costs of medical treatment, which claims relate in any way to the Products;

(3)	any Infringement Claim;

(4)	any Elan Third Party Agreement in connection with Clause 3.3; and

(5)	any acts or omissions of any sublicensees.

8.5
In fulfilling its indemnification obligations hereunder, IE Oncology and Inex shall (i) reasonably and regularly consult with Elan in relation to the progress and status of any action, claim or proceedings; and (ii) not make any statements, enter into any settlement agreement or consent to any judgment in respect of any actions, claims and/or proceedings, without Man's prior written consent, which consent shall not be unreasonably withheld or delayed.

8.6	In seeking an indemnity from IE Oncology or :Inex hereunder and/or in exercising its Step-In Right under Clause 3_S(2), Elan shall:

(1)	fully and promptly notify IE Oncology of any claim or proceeding, or threatened claim or proceeding of which it becomes aware;

(2)	subject to Clause 3.4{2}, 3.5(2) and Clause 8.5, permit IE Oncology or Inex to control the conduct of such claim or proceeding;

(3)	reasonably co-operate in the investigation and defense of such claim or proceeding, at the reasonable cost and expense of IE Oncology and/or Inex, as the case may be;

(4)	not acknowledge to the third party or to any other person the validity of any claims of such third party; and

(5)	not compromise or otherwise settle any claim or proceeding without the written consent of IE Oncology, which consent will not be unreasonably withheld or delayed;

provided, however, that in any event, IE Oncology's and Inex's indemnity obligations under Clause 8.4 shall continue to remain in full force and effect.

8.7
EXCEPT AS SET FORTH IN THIS CLAUSE 8, ELAN IS GRANTING THE ELAN LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED FROM ELAN OR ANY OF ITS AFFILIATES INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR. PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

NOTWITHSTANDING AGREEMENT, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL RE LIABLE TO THE OTHER PARTIES BY REASON OF ANY REPRESENTATION O WARRANTY, CONDITION Off. OTHER TERM ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL INCIDENTAL Off. PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT O: FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

9	TERM AND TERMINATION

9.1
This Agreement supercedes and replaces the Original License and the terms hereof are deemed-to have come into force can the Amended Effective Date and, subject to the rights of termination outlined in this Clause 9 and the provisions of applicable laws, will expire on a country-by-country basis in any country, upon the expiration of the life of the last to expire patent included in the Elan License in that country (the "Term").

9.2
If either Party commits a Relevant Event (as defined below), the other Party shall have, in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement.

9.3	For the purpose of this Clause 9, a "Relevant Event" is committed by a Party:

(1)
if such Party commits a material breach of any of the provisions of this Agreement, and fails to cure the same within 60 days after receipt of a written notice from the other Party hereto giving full particulars of the breach and requiring it to be remedied; provided, that i f the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in. writing by the Parties;

(2)
upon ten (10) days prior written notice, if such Party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement);

(3)
upon ten (10) days written notice, if a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of the other Party under the laws of any applicable jurisdiction; and/or

(4)
Upon ten (10) days written notice, if any proceedings are filed or commenced by that other party under bankruptcy,` insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to the other party,

9.4
In addition to rights of termination provided elsewhere in this Agreement, Elan will be entitled forthwith to terminate this Agreement immediately upon written notice to IE Oncology if IE Oncology, Inex indirectly, contests or otherwise disputes the ownership, scope, or validity of any of the Elan Intellectual Property, or supports any such attack by a third party.

10	CONSEQUENCES OF TERMINATION

10.1
Upon exercise of those rights of termination specified in Clause 9 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement automatically terminate forthwith and be of no further legal. force or effect:

10.2	Consequences of Expiration or Earlier Termination.

(1)	The following shall be the consequences of expiration or earlier termination of this Agreement howsoever terminated:

(i)	any sums that were due from IE Oncology to Elan howsoever prior to the termination or expiry hereof shall be paid in full within 30 days of termination of this Agreement;

(ii)	all confidentiality provisions set out herein shall remain in full force and effect;

(iii)	all representations, warranties and indemnities shall remain in full force and effect; and

(iv)
subject to Clause 10.2(2) and Clause 10.2 (3) below, all rights and licenses granted to IE Oncology under this Agreement and/or by IE Oncology under any and all Sublicense Agreements shall cease for the Territory ar for such particular country or countries in the Territory, as the case may be, and neither IE Oncology nor any sublicensee may thereafter use: (a) the Elan Intellectual Property; and/or (b) the Regents' Patent Rights, in any country or countries of the Territory.

(2)
In the event this Agreement is terminated by Elan for a default of IE Oncology and/or Inex (other than a termination by Elan for default by IE Oncology and/or Inex under Clauses 9.3(2), 9.3(3) and 9.3(4) above) hereunder, upon the written request of IE Oncology, Elan will negotiate with a sublicensee (other than Inex) for the survival of such sublicensee's rights under the Elan License granted to it by IE Oncology pursuant to a Sublicense Agreement upon terms and conditions no more onerous or restrictive than as set forth, at Elan's option, in this Agreement and/or the relevant Sublicense agreement for such sublicensee and upon such other terms and conditions as Elan and such sublicensee may otherwise agree.

(3)
In the event this Agreement is terminated by Elan for a default of JE Oncology and/or Inex under Clauses 9.3(2), 9.3(3) and 9.3(4), upon the written request of JE Oncology, Elan will offer to each sublicensee (other than Inex) a license to the Elan Intellectual Property and Regents" Patent Rights to the extent (i} granted to IE Oncology hereunder; or (ii) previously granted to such sublicensee under the relevant Sublicense Agreement, upon terms and conditions no more onerous nor restrictive than as set forth, at Elan's option, in this Agreement and/or the relevant Sublicense Agreement and upon such other terms and conditions as Elan and such sublicensee may otherwise agree.

11	CONFIDENTIAL INFORMATION

11.1	Confidential Information.

(1)
The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know how and other proprietary information relating to the Field, the Products, processes, services and business of the disclosing Party.

The foregoing shall be referred to collectively as "Confidential Information".

(2)
Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and for no other purpose.

(3)
Save as otherwise specifically provided herein, and subject to Clause 11.2 and Clause 11.3, each forty shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement.

Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of the confidentiality obligations of such Party under this Agreement and its duties hereunder and to obtain such employees’ representatives" and agents' written agreement to abide by such confidentiality obligations as a condition of receiving Confidential Information. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party.

Upon termination or expiration of this Agreement, each Party shah promptly, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 11.

(4)	Any breach of this Clause I 1 by any person informed by one of the Parties is considered a breach by the Party itself.

(5)	Confidential Information shall not to include:

(i)	information in the public domain;

(ii)	information made public through no breach of this Agreement;

(iii)	information which is independently developed by a Party, as evidenced by such Party's records, without the use or assistance of the other Party's Confidential Information; and

(iv)
information that becomes available to a receiving Party on a non- confidential basis, whether directly or indirectly, from a third party, which third party did not acquire such information on a confidential basis or otherwise from the disclosing Party hereto.

(6)
The provisions relating to confidentiality in this Clause 11 shall remain in effect during the term of this ,Agreement, and for a period of 10 years following the expiration or earlier termination of this Agreement.

(7)
The Parties agree that the obligations of this Clause 1I are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. The Parties agree that any such violation or threatened violation may cause reparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 11, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

11.2	Required Disclosures

(1)	The receiving party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to

(i)	a valid order of a court or other governmental body; or

(ii)	any other requirement of law;

provided that if the receiving party becomes legally required to disclose any Confidential Information hereunder, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure.

The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude disclosure, the receiving, Party shall make such disclosure only to the extent that such disclosure is legally required.

11.3	Announcements

(1)
Subject to Clause 11.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of a Party hereto without the prior written approval of the other Party.

(2)	The terms of any such announcement shall be agreed in good faith by the Parties.

(3)
Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) to a potential third party purchaser, assignee or licensee in connection with a potential purchase or a potential assignment or grant of license permitted to be made under this Agreement; provided that the relevant purchaser, assignee or licensee has entered into a customary confidentiality agreement.

12 CUSTOMER COMPLAINTS AND PRODUCT RECALL

12.1	IE Oncology shall establish a procedure for formal adverse event handling and reporting.

IE Oncology and Inex shall each be jointly and severally responsible for furnishing post marketing reports to the applicable RHAs and other relevant governmental agencies and, at Alan's request, shall copy Elan on all such communications with the RHAs and other relevant regulatory agencies,

12.2
In the event of any recall of the Products, as suggested or requested by any governmental agency, IE Oncology or Inex shall perform the recall of the Products in the Territory and in all events the recall costs shall be borne by IE Oncology or Inex, as the case may be.

13	GENERAL PROVISIONS

13.1	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

13.2
Impossibility of Performance; Force Majeure. Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable; provided, however, that, no Party shall be excused for a failure or delay in the performance of any of its payment obligations hereunder, even if such failure or delay results from Force Majeure.

13.3	Assignment. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, save that a Party:

(1)
may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; provided, however, that the assignor will remain liable and responsible for and subject to the terms and conditions of this Agreement; and

(2)
may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or, substantially all of its assets relating to such Party's technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

13.4	Notices.

(1)	Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post or reputable overnight courier or telefaxed to the following addresses:

If to IE Oncology at:

Financial Services Centre
Bishop's Court Hill
St. Michael, Barbados
Attention: Secretary
Telephone: 246-431-2700
Fax: 246-436-1275

with a copy to Inex at the address set forth below.

if to Inex at:

100-8900 Glenlyon Parkway
Burnaby, Biitish Columbia
Canada V5J 5J8
Attn: President and CEO
Telephone 604-419-3200
Fax: 604-419-3202

If to Elan at:
c/o Elan International Services, Ltd.,
102 St. James Court,
Flatts, Smiths FL04,
Bermuda
Attention: President
Telephone: 441-292-9169
Fax. 441-292-2224

or to such other addresses) and telefax numbers as may from time to time be notified by either Party to the other hereunder in the manner set forth in Clause (2) below.

(2)
Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch or delivery to the relevant courier and any notice sent by telefax shall be deemed to have been delivered upon confirmation of receipt. Notice of change of address shall be effective upon receipt. Notices by telefax shall also be seat by another method permitted hereunder.

13.5
Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

13.6	Severability. If any provision in this Agreement is deemed to be invalid, illegal, void or unenforceable under any law that is applicable hereto:

(1)	such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

(2)
if it cannot be so amended without materially altering the intention of the Parties, it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

13.7
Further Assurances. At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the frill benefit of the terms hereof.

13.8	Successors. This Agreement shall he binding upon and enure to the benefit of the Parties hereto, their successors and permitted assigns.

l3.9
No Effect on Other Agreements/Conflict. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other i agreement between the Parties unless specifically referred to, and solely to the extent provided herein.

13.10	Amendments. No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

13.11
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

13.12	Good Faith. Each Party undertakes to act reasonably in giving effect to the provisions of this Agreement.

13.13
No Reliance. Each Party hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

13.14	Relationship of the Parties.

(1)
Nothing contained in this Agreement is intended or is to be construed to constitute Elan and IE Oncology as partners or joint venturers or Elan as an employee of IE Oncology, or IE Oncology as an employee of Elan.

(2)
Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third

13.15
Whole Agreement. This Agreement (including the Schedules attached hereto) sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the Products in the Field. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement; provided, however, that nothing contained in this Agreement shall supercede, terminate or negate any provision of the Termination Agreement among the Original Parties of even date hereof.

The Remainder of This Page is Intentionally Left Blank

Signature Page to Follow

IN WITNESS WHEREOF this Agreement was executed by the parties as of the day and year first above written.

SIGNED

By:  _________________________
for and on behalf of
Elan Pharmaceuticals, Inc.
successor to The Liposome Company, Inc.

SIGNED

By:  _________________________
for and on behalf of
IE Oncology Company Limited

SIGNED

By:  _________________________
for and on behalf of
Inex Pharmaceuticals Corporation

ACKNOWLEDGED AND AGREED TO BY:

By:  _________________________
for and on behalf of
Elan Pharma International Limited

By:  _________________________
for and on behalf of
Elan Corporation, plc

By:  _________________________
for and on behalf of
Inex International Holdings, Ltd.